                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ______________________


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (AMENDMENT NO. 3)

                    INNOVATIVE GAMING CORPORATION OF AMERICA
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  45764F 10  7
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                                 (CUSIP Number)




Check the following box if a fee is being paid with this statement [  ].

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


                        (Continued on following page(s))

                               Page 1 of 4 Pages


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13G(Individuals - continued)                                    Page 2 of 4


CUSIP No. 45764F1 07


1.  Name of Reporting Person and I.R.S. Identification No.:
    D. BRADLY OLAH                             ####-##-####

2.  Member of a Group: (a) ________  (b)________

3.  SEC USE ONLY:

4.  Citizenship or Place of Organization:  Canada

5.  Sole Voting Power: 1,000

6.  Shared Voting Power: --  0

7.  Sole Dispositive Power:  1,000

8.  Shared Dispositive Power: --  0

9.  Aggregate Amount Beneficially Owned by each Reporting Person:
        1,000

10. Check Box if the Aggregate Amount in Row 9 excludes Certain Shares: / /

11. Percent of Class Represented by Amount in Row 9: Less than 1%

12. Type of Reporting Person:  IN


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13G(Individuals - continued)                                         Page 3 of 4

 Item 1(a)
 and (b)       NAME AND ADDRESS OF ISSUER:

               Innovative Gaming Corporation of America
               4750 Turbo Circle
               Reno, NV  89502


 Item 2(a)     NAME OF PERSON FILING:  D. Bradly Olah


 Item 2(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               Mr. D. Bradly Olah
               5950 County Road 101
               Plymouth, Minnesota 55446



 Item 2(c)     CITIZENSHIP:  Canada



 Item 2(d)     TITLE OF CLASS OF SECURITIES:  Common Stock, $0.01 par value


 Item 2(e)     CUSIP NUMBER:  45764F 10 7


 Item 3        THIS STATEMENT IS NOT FILED PURSUANT TO RULES 13d-1(b) OR
               13d-2(b).


 Item 4(a)     AMOUNT BENEFICIALLY OWNED:

               1,000 shares at December 31, 1996.
               -----

 Item 4(b)     PERCENT OF CLASS:

               Less than 1% pursuant to Rule 13d-3(c).

 Item 4(c)     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS


               (1) Sole power to vote or to direct the vote 1,000
               (2) Shared power to vote or to direct the vote  -0-
               (3) Sole power to dispose or to direct the disposition of 1,000
               (4) Shared power to dispose or to direct the disposition of  -0-

Item 5         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].

Item 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable



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13G(Individuals - continued)                                    Page 4 of 4

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable

Item 8         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not Applicable

Item 9         NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable

Item 10        CERTIFICATION.

               Not Applicable



                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date    February 3, 1997.                         /s/ D. Bradly Olah
                                                  -----------------------------
                                                  D. Bradly Olah